Exhibit 99.1

Press Release	For Immediate Release Contact: Robert W. White, Chairman, President and CEO or Jack Sandoski, Senior Vice President and CFO (215) 886-8280
ABINGTON BANCORP, INC. ANNOUNCES RESULTS FOR THE FOURTH QUARTER OF 2010
Jenkintown, PA (January 26, 2011) — Abington Bancorp, Inc. (the “Company”) (Nasdaq Global Select: ABBC), the parent holding company for Abington Bank (the “Bank”), reported net income of $1.9 million for the quarter ended December 31, 2010, compared to a net loss of $2.0 million for the quarter ended December 31, 2009. The Company’s basic and diluted earnings per share were $0.11 and $0.09, respectively, for the fourth quarter of 2010 compared to basic and diluted loss per share of $0.10 for the fourth quarter of 2009. Additionally, the Company reported net income of $7.7 million for the year ended December 31, 2010, compared to a net loss of $7.2 million for the year ended December 31, 2009. Basic and diluted earnings per share were $0.41 and $0.39, respectively, for 2010 compared to basic and diluted loss per share of $0.36 for 2009.
Mr. Robert W. White, Chairman, President and CEO of the Company, stated, “We are very pleased to announce our results for the quarter and the full year. Abington Bancorp ended 2010 with solid earnings and marked improvement in the reduction of our non-performing assets. Supported by our strong capital and liquidity positions, we increased our dividend from $0.05 to $0.06 for the fourth quarter of 2010.”
Net Interest Income
Net interest income was $8.4 million and $33.3 million for the three months and year ended December 31, 2010, respectively, representing increases of 1.7% and 8.1% over the comparable 2009 periods, respectively. The increases in our net interest income for the 2010 periods over the 2009 periods occurred as lower interest expense more than offset a reduction in interest income. Our average interest rate spread increased to 2.75% and 2.72%, respectively, for the three months and year ended December 31, 2010 from 2.67% and 2.43%, respectively, for the three months and year ended December 31, 2009. The improvements in our average interest rate spread occurred as a decrease in the average yield earned on our interest-earning assets was more than offset by a decrease in the average rate paid on our interest-bearing liabilities. Our net interest margin also increased period-over-period to 2.97% and 2.95%, respectively, for the three months and year ended December 31, 2010 from 2.96% and 2.81%, respectively, for the three months and year ended December 31, 2009.

Interest income for the three months ended December 31, 2010 decreased $1.1 million or 8.1% over the comparable 2009 period to $12.3 million. The decrease occurred as growth in the average balance of our total interest-earning assets was more than offset by a decrease in the average yield earned on those assets. The average balance of our total interest-earning assets increased $15.2 million or 1.4% to $1.13 billion for the fourth quarter of 2010 from $1.11 billion for the fourth quarter of 2009. The increase was driven by increases in the average balances of our investment securities, mortgage-backed securities and other interest-earning assets of $35.2 million, $16.9 million and $24.6 million, respectively. These increases were partially offset by a $61.6 million decrease in the average balance of our loans receivable quarter-over-quarter. The average yield earned on our total interest-earning assets decreased 45 basis points to 4.38% for the fourth quarter of 2010 from 4.83% for the fourth quarter of 2009. The decrease in the average yield earned on our interest-earning assets was primarily the result of the current interest rate environment.
Interest income for the year ended December 31, 2010 decreased $2.4 million or 4.5% over 2009 to $51.3 million. As was the case for the three-month period, the decrease occurred as growth in the average balance of our total interest-earning assets was more than offset by a decrease in the average yield earned on those assets.
Interest expense for the three months ended December 31, 2010 decreased $1.2 million or 23.5% from the comparable 2009 period to $4.0 million. The decrease in our interest expense occurred as a reduction in the average rate paid on our total interest-bearing liabilities more than offset an increase in the average balance of those liabilities. The average rate we paid on our total interest-bearing liabilities decreased 53 basis points to 1.63% for the fourth quarter of 2010 from 2.16% for the fourth quarter of 2009. The average rate we paid on our total deposits decreased 41 basis points quarter-over-quarter, driven by a 24 basis point decrease in the average rate paid on our certificates of deposit and a 51 basis point decrease in the average rate paid on our savings and money market accounts. The average balance of our total deposits increased $62.1 million or 7.9% to $852.8 million for the fourth quarter of 2010 from $790.6 million for the fourth quarter of 2009 due primarily to growth in our core deposits. The average balance of our core deposits increased $78.1 million or 23.7% to $408.0 million for the fourth quarter of 2010 from $329.9 million for the fourth quarter of 2009. The average rate paid on our advances from the Federal Home Loan Bank (“FHLB”) decreased 65 basis points for the fourth quarter of 2010 compared to the fourth quarter of 2009, resulting in a decrease to our interest expense on FHLB advances of $649,000 or 39.6% when combined with a decline of $43.4 million or 29.0% in the average balance of those advances quarter-over-quarter.
Interest expense for the year ended December 31, 2010 decreased $4.9 million or 21.5% from 2009 to $18.0 million. As was the case for the three-month period, the decrease in our interest expense occurred as a decrease in the average rate paid on our total interest-bearing liabilities offset an increase in the average balance of those liabilities.
Provision for Loan Losses and Asset Quality
We recorded a provision for loan losses of $413,000 for the fourth quarter of 2010 compared to $6.4 million for the fourth quarter of 2009. Our provision for loan losses amounted to $977,000 and $18.7 million, respectively, for the years ended December 31, 2010 and 2009. The provision for loan losses is charged to expense as necessary to bring our allowance for loan losses to a sufficient level to cover known and inherent losses in the loan portfolio. The decrease in our provision for loan losses period-over-period is the result of the resolution of certain non-performing loans, as well as an improvement in the overall credit quality of our remaining loan portfolio.

Our non-accrual loans decreased $5.0 million or 41.8% during the fourth quarter of 2010 to $7.0 million at December 31, 2010 compared to $12.0 million at September 30, 2010 and $28.3 million at December 31, 2009. The decrease was due primarily to the transfer of loans with an aggregate outstanding balance of $4.3 million at September 30, 2010 to real estate owned (“REO”) during the quarter. The loans transferred included one construction loan and one commercial real estate loan. In conjunction with these transfers, an aggregate of approximately $612,000 of the aggregate outstanding loan balance was charged-off through the allowance for loan losses during the 2010 fourth quarter. At September 30, 2010, approximately $220,000 of our allowance for loan losses was allocated to these loans. Our total non-performing loans, defined as non-accruing loans and accruing loans 90 days or more past due, decreased to $9.0 million at December 31, 2010 from $12.2 million at September 30, 2010 and $34.6 million at December 31, 2009 as the aforementioned reduction in non-accrual loans was partially offset by an increase in delinquent loans during the fourth quarter of 2010. Our REO increased to $23.6 million at December 31, 2010 from $20.0 million at September 30, 2010 and $22.8 million at December 31, 2009, primarily as a result of the aforementioned transfer of two properties. During the fourth quarter of 2010, we sold one REO property, which had a book value of $400,000 at September 30, 2010. A loss of $4,000 was recognized on the sale. Our total non-performing assets, which include non-performing loans and REO, amounted to $32.6 million at December 31, 2010 compared to $32.2 million at September 30, 2010 and $57.4 million at December 31, 2009, representing a decrease of 43.2% during 2010. At December 31, 2010 and 2009, our non-performing loans amounted to 1.29% and 4.47%, respectively, of loans receivable, and our allowance for loan losses amounted to 47.27% and 26.28%, respectively, of non-performing loans. At December 31, 2010 and 2009, our non-performing assets amounted to 2.62% and 4.64% of total assets, respectively.
Non-Interest Income and Expenses
Our total non-interest income increased to $867,000 for the fourth quarter of 2010 from $503,000 for the fourth quarter of 2009. The increase was due primarily to a $517,000 improvement in our net loss on REO quarter-over-quarter that was partially offset by a $114,000 decrease in our service charge income.
Our total non-interest income increased to $2.6 million for the year 2010 from a loss of $1.5 million for 2009. As was the case for the three-month period, the increase was due primarily to a $4.5 million improvement in loss on REO during 2010 partially offset by a $386,000 decrease in our service charge income.
Our total non-interest expenses for the fourth quarter of 2010 amounted to $6.2 million, representing an increase of $506,000 or 8.9% from the fourth quarter of 2009. The largest increases were in our salaries and employee benefits and deposit insurance premium expenses, which increased $237,000 and $193,000, respectively, quarter-over-quarter. The increase in salaries and employee benefits expenses was due primarily to an increase in our employee profit sharing expense. We had no expense for employee profit sharing during the fourth quarter of 2009 as a result of our net loss for the quarter. The increase in the deposit insurance premium was due to an increase in our regular quarterly premium as a result of a new fee structure implemented by the FDIC and growth in deposits.
Our total non-interest expenses for the year 2010 amounted to $24.7 million, representing an increase of $1.7 million or 7.2% from 2009. Our largest increases were in our salaries and employee benefits, occupancy, and professional services expenses. The increase in salaries and employee benefits expense for the year was, again, primarily driven by the increase in our profit sharing expense. The increase in occupancy expense was due largely to higher real estate taxes. The increase in professional services expenses was due primarily to additional legal fees incurred in conjunction with our resolution of certain non-performing assets.
The Company recorded an income tax expense of approximately $663,000 for the fourth quarter of 2010 compared to an income tax benefit of approximately $1.4 million for the fourth quarter of 2009. The Company recorded an income tax expense of approximately $2.5 million for the year 2010 compared to an income tax benefit of approximately $5.3 million for 2009. For both the three months and year, the fluctuations in our income tax expense were primarily a result of the changes in our pre-tax income.

Statement of Financial Condition
The Company’s total assets increased $9.0 million, or 0.7%, to $1.25 billion at December 31, 2010 compared to $1.24 billion at December 31, 2009. The most significant increases were in our cash and cash equivalents and our investment and mortgage-backed securities, which grew by $33.0 million and $49.9 million, respectively, during 2010. These increases were largely funded by our deposit growth and our loan repayments. Our net loans receivable decreased $68.1 million or 8.9% to $696.4 million at December 31, 2010 from $764.6 million at December 31, 2009. Our gross construction loans decreased $65.1 million during 2010, however, this was partially offset by a $24.1 million decrease in the balance of our loans-in-process. Our one- to four-family residential loans also decreased significantly during 2010 to $393.4 million at December 31, 2010 from $432.0 million at December 31, 2009. Our multi-family residential and commercial real estate loans and our home equity lines of credit increased $5.6 million and $4.9 million, respectively, during 2010.
Our total deposits increased $49.9 million or 5.9% to $900.1 million at December 31, 2010 compared to $850.2 million at December 31, 2009. The increase during 2010 was due primarily to growth in our core deposits. During 2010, our core deposits increased $74.6 million or 19.0% driven by an increase in our savings and money market accounts of $60.6 million, or 22.8%. Our advances from the FHLB decreased $36.9 million or 25.1% to $109.9 million at December 31, 2010 from $146.7 million at December 31, 2009, as we continued to repay existing balances.
Our total stockholders’ equity decreased to $211.9 million at December 31, 2010 from $214.2 million at December 31, 2009. The decrease was due primarily to our purchases of treasury stock and the payment of our quarterly dividends, partially offset by our net income for the period. During 2010 we repurchased approximately 860,000 shares of the Company’s common stock for an aggregate cost of approximately $7.4 million as part of our stock repurchase plans. We paid an aggregate of $4.0 million in cash dividends during 2010, including an increased dividend during the fourth quarter. The Bank’s regulatory capital levels continue to far exceed requirements for well capitalized institutions.
Abington Bancorp, Inc. is the holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as 12 additional full service branch offices and seven limited service banking offices located in Montgomery, Bucks and Delaware Counties, Pennsylvania. As of December 31, 2010, Abington Bancorp had $1.25 billion in total assets, $900.1 million in total deposits and $211.9 million in stockholders’ equity.
This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Abington Bancorp, Inc. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors — many of which are beyond the Company’s control — could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations and the adequacy of our allowance for loan losses. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.abingtonbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

ABINGTON BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31, 2010	December 31, 2009
ASSETS
Cash and due from banks	$17,917,261	$18,941,066
Interest-bearing deposits in other banks	59,769,447	25,773,173

Total cash and cash equivalents	77,686,708	44,714,239
Investment securities held to maturity (estimated fair value—2010, $20,806,340; 2009, $20,787,269)	20,384,781	20,386,944
Investment securities available for sale (amortized cost— 2010, $124,245,038; 2009, $82,905,101)	124,903,901	84,317,271
Mortgage-backed securities held to maturity (estimated fair value—2010, $58,338,548; 2009, $77,297,497)	56,872,188	77,149,936
Mortgage-backed securities available for sale (amortized cost— 2010, $164,632,654; 2009, $133,916,731)	168,172,796	138,628,592
Loans receivable, net of allowance for loan losses (2010, $4,271,618; 2009, $9,090,353)	696,443,502	764,559,941
Accrued interest receivable	4,102,984	4,279,032
Federal Home Loan Bank stock—at cost	13,877,300	14,607,700
Cash surrender value — bank owned life insurance	42,744,766	40,983,202
Property and equipment, net	9,751,694	10,423,190
Real estate owned	23,588,139	22,818,856
Deferred tax asset	3,631,218	4,711,447
Prepaid expenses and other assets	4,938,037	10,531,771

TOTAL ASSETS	$1,247,098,014	$1,238,112,121

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest-bearing	$49,807,778	$45,146,650
Interest-bearing	850,251,190	805,053,843

Total deposits	900,058,968	850,200,493
Advances from Federal Home Loan Bank	109,874,674	146,739,435
Other borrowed money	15,881,449	16,673,480
Accrued interest payable	912,321	1,807,334
Advances from borrowers for taxes and insurance	2,956,425	3,142,470
Accounts payable and accrued expenses	5,504,215	5,366,909

Total liabilities	1,035,188,052	1,023,930,121

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 20,000,000 shares authorized none issued	—	—
Common stock, $0.01 par value, 80,000,000 shares authorized; 24,460,240 shares issued; outstanding: 20,166,742 shares in 2010, 21,049,025 shares in 2009	244,602	244,602
Additional paid-in capital	202,517,175	201,922,651
Treasury stock—at cost, 4,293,498 shares in 2010, 3,411,215 shares in 2009	(34,949,051)	(27,446,596)
Unallocated common stock held by:
Employee Stock Ownership Plan (ESOP)	(13,460,338)	(14,299,378)
Recognition & Retention Plan Trust (RRP)	(2,589,310)	(3,918,784)
Deferred compensation plans trust	(1,045,153)	(995,980)
Retained earnings	58,519,670	54,804,913
Accumulated other comprehensive income	2,672,367	3,870,572

Total stockholders’ equity	211,909,962	214,182,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,247,098,014	$1,238,112,121

ABINGTON BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
INTEREST INCOME:
Interest on loans	$9,437,274	$10,269,490	$39,202,997	$40,320,206
Interest and dividends on investment and mortgage-backed securities:
Taxable	2,499,345	2,756,995	10,480,194	11,779,255
Tax-exempt	382,956	399,960	1,554,400	1,604,606
Interest and dividends on other interest-earning assets	28,581	7,539	80,682	41,076

Total interest income	12,348,156	13,433,984	51,318,273	53,745,143

INTEREST EXPENSE:
Interest on deposits	2,973,577	3,550,329	12,674,506	15,439,913
Interest on Federal Home Loan Bank advances	990,772	1,639,615	5,261,704	7,422,856
Interest on other borrowed money	18,255	17,553	72,939	73,767

Total interest expense	3,982,604	5,207,497	18,009,149	22,936,536

NET INTEREST INCOME	8,365,552	8,226,487	33,309,124	30,808,607

PROVISION FOR LOAN LOSSES	413,105	6,412,757	976,550	18,736,847

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,952,447	1,813,730	32,332,574	12,071,760

NON-INTEREST INCOME (LOSS)
Service charges	297,952	411,925	1,201,750	1,587,440
Income on bank owned life insurance	434,573	444,835	1,761,564	1,798,313
Net loss on real estate owned	(42,090)	(558,945)	(1,033,438)	(5,542,750)
Net gain on sale of securities	—	—	—	5,102
Other income	176,876	204,917	709,787	656,754

Total non-interest income (loss)	867,311	502,732	2,639,663	(1,495,141)

NON-INTEREST EXPENSES
Salaries and employee benefits	3,068,370	2,831,551	11,963,396	11,335,543
Occupancy	654,585	660,390	2,724,441	2,394,930
Depreciation	212,756	229,924	889,851	906,581
Professional services	372,910	289,138	1,902,382	1,323,161
Data processing	487,689	430,739	1,771,521	1,606,529
Deposit insurance premium	534,029	341,433	1,911,391	1,827,672
Advertising and promotions	117,850	132,407	545,816	442,076
Director compensation	142,550	227,231	739,758	900,795
Other	621,796	563,748	2,288,681	2,331,321

Total non-interest expenses	6,212,535	5,706,561	24,737,237	23,068,608

INCOME (LOSS) BEFORE INCOME TAXES	2,607,223	(3,390,099)	10,235,000	(12,491,989)

PROVISION (BENEFIT) FOR INCOME TAXES	663,324	(1,398,798)	2,545,224	(5,299,167)

NET INCOME (LOSS)	$1,943,899	$(1,991,301)	$7,689,776	$(7,192,822)

BASIC EARNINGS (LOSS) PER COMMON SHARE	$0.11	$(0.10)	$0.41	$(0.36)
DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.09	$(0.10)	$0.39	$(0.36)

BASIC AVERAGE COMMON SHARES OUTSTANDING:	18,428,186	19,339,207	18,684,819	19,805,868
DILUTED AVERAGE COMMON SHARES OUTSTANDING:	20,871,106	19,339,207	19,929,404	19,805,868

ABINGTON BANCORP, INC.
UNAUDITED SELECTED FINANCIAL DATA

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Selected Operating Ratios(1):
Average yield on interest-earning assets	4.38%	4.83%	4.55%	4.90%
Average rate on interest-bearing liabilities	1.63%	2.16%	1.83%	2.47%
Average interest rate spread(2)	2.75%	2.67%	2.72%	2.43%
Net interest margin(2)	2.97%	2.96%	2.95%	2.81%
Average interest-earning assets to average interest-bearing liabilities	115.26%	115.63%	114.32%	118.21%
Net interest income after provision for loan losses to non-interest expense	128.01%	31.79%	130.70%	52.33%
Total non-interest expense to average assets	1.99%	1.84%	1.97%	1.91%
Efficiency ratio(3)	67.29%	65.37%	68.81%	78.70%
Return on average assets	0.62%	(0.64)%	0.61%	(0.59)%
Return on average equity	3.64%	(3.63)%	3.60%	(3.15)%
Average equity to average assets	17.06%	17.70%	17.00%	18.85%

Asset Quality Ratios(4):

Non-performing loans as a percent of total loans receivable(5)	1.29%	4.47%	1.29%	4.47%

Non-performing assets as a percent of total assets(5)	2.62%	4.64%	2.62%	4.64%

Allowance for loan losses as a percent of non-performing loans	47.27%	26.28%	47.27%	26.28%

Allowance for loan losses as a percent of total loans	0.61%	1.17%	0.61%	1.17%

Net charge-offs to average loans receivable	0.47%	8.49%	0.81%	2.81%

Capital Ratios(6):
Tier 1 leverage ratio	13.84%	13.14%	13.84%	13.14%
Tier 1 risk-based capital ratio	23.31%	20.04%	23.31%	20.04%
Total risk-based capital ratio	23.89%	21.16%	23.89%	21.16%

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and, for the three-month periods ended December 31, 2010 and 2009, are annualized where appropriate.

(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4)	Asset quality ratios are end of period ratios, except for net charge-offs to average loans receivable.

(5)	Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all accruing loans 90 days or more past due and all non-accruing loans. It is our policy, with certain limited exceptions, to cease accruing interest on single-family residential mortgage loans 120 days or more past due and all other loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(6)	Capital ratios are end of period ratios and are calculated for Abington Bank per regulatory requirements.

ABINGTON BANCORP, INC.
UNAUDITED SELECTED FINANCIAL DATA (continued)

	December 31,	September 30,	December 31,
	2010	2010	2009
	(Dollars in Thousands)

Non-accruing loans:
One- to four-family residential	$—	$—	$237
Multi-family residential and commercial real estate(1)	1,348	3,455	4,801
Construction	5,664	8,583	23,303
Commercial business	—	—	—
Home equity lines of credit	—	—	—
Consumer non-real estate	—	—	—

Total non-accruing loans	7,012	12,038	28,341

Accruing loans 90 days or more past due:
One- to four-family residential	1,211	60	110
Multi-family residential and commercial real estate	725	—	—
Construction	14	16	5,998
Commercial business	—	—	—
Home equity lines of credit	76	107	141
Consumer non-real estate	—	—	—

Total accruing loans 90 days or more past due	2,026	183	6,249

Total non-performing loans(2)	9,038	12,221	34,590

Real estate owned, net	23,588	20,028	22,819

Total non-performing assets	32,626	32,249	57,409

Performing troubled debt restructurings:
One- to four-family residential	583	583	—
Multi-family residential and commercial real estate(3)	8,417	—	—
Construction	—	—	—
Commercial business	—	—	—
Home equity lines of credit	—	—	—
Consumer non-real estate	—	—	—

Total performing troubled debt restructurings	9,000	583	—

Total non-performing assets and performing troubled debt restructurings	$41,626	$32,832	$57,409

Total non-performing loans as a percentage of loans	1.29%	1.70%	4.47%

Total non-performing loans as a percentage of total assets	0.72%	0.97%	2.79%

Total non-performing assets as a percentage of total assets	2.62%	2.56%	4.64%

(1)	Included in this category of non-accruing loans at December 31 and September 30, 2010 and December 31, 2009 is one troubled debt restructuring with a balance of $1.3 million, $1.4 million, and $2.5 million, respectively.

(2)	Non-performing loans consist of non-accruing loans plus accruing loans 90 days or more past due.

(3)	Two performing troubled debt restructurings (“TDRs”) included in multi-family residential and commercial real estate loans with an aggregate outstanding balance of $6.0 million at September 30, 2010 were identified as a result of enhanced procedures, although no such balances were previously reported at such date.

The following table shows the activity in our allowance for loan losses for the years ended December 31, 2010 and 2009.

	For the Years Ended
	December 31,
	2010	2009
	(Dollars in Thousands)

Allowance for loan losses, beginning of period	$9,090	$11,597
Provision for loan losses	977	18,737
Charge-offs	(7,076)	(21,395)
Recoveries on loans previously charged-off	1,281	151

(Charge-offs)/recoveries — net	(5,795)	(21,244)

Allowance for loan losses, end of period	$4,272	$9,090